Exhibit 99.1

DCP Midstream, LP Announces Pricing of an Upsized $500 Million of 5.625% Senior Notes due 2027

DENVER—(GLOBE NEWSWIRE)—June 17, 2020—DCP Midstream, LP (NYSE: DCP) (the “Partnership”) announced today that its wholly owned subsidiary, DCP Midstream Operating, LP (the “Operating Partnership”), priced an upsized offering of $500 million aggregate principal amount of its 5.625% senior notes due 2027 at a price to the public of 100% of their face value (the “Senior Notes”). The Senior Notes will be fully and unconditionally guaranteed by the Partnership. The offering is expected to close on June 24, 2020, subject to the satisfaction of customary closing conditions.

The Operating Partnership intends to use the net proceeds from this offering for general partnership purposes, including the repayment of indebtedness under its revolving credit facility and the funding of capital expenditures.

BofA Securities, Inc., Barclays Capital Inc., Wells Fargo Securities, LLC, PNC Capital Markets, LLC, SMBC Nikko, SunTrust Robinson Humphrey and US Bancorp acted as joint book-running managers for the offering. Regions Securities LLC acted as co-manager for the offering.

The Senior Notes are being offered and will be sold pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission (the “SEC”). This offering is being made only by means of a base prospectus and related prospectus supplement.

Before you invest, you should read the prospectus supplement and accompanying base prospectus in the registration statement for more complete information about this offering. When available, copies of these documents may be obtained from BofA Securities by contacting: BofA Securities, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attn: Prospectus Department, or by e-mail at dg.prospectus_requests@bofa.com.

You may also obtain these documents free of charge by visiting the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

DCP Midstream, LP (NYSE: DCP) is a Fortune 500 midstream master limited partnership headquartered in Denver, Colorado, with a diversified portfolio of gathering, processing, logistics and marketing assets. DCP is one of the largest natural gas liquids producers and marketers and one of the largest natural gas processors in the U.S. The owner of DCP’s general partner is a joint venture between Enbridge and Phillips 66.

This press release includes forward-looking statements as defined under the federal securities laws, including statements regarding the intended use of offering proceeds and other aspects of the senior notes offering. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond the control of the Partnership or the Operating Partnership, including market conditions, customary offering closing conditions and other factors described in the base prospectus and accompanying prospectus supplement for the senior notes offering. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the actual results of the Partnership or the Operating Partnership may vary materially from what management anticipated, estimated, projected or expected.

Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission and in the base prospectus and accompanying prospectus supplement for the senior notes offering. The statements herein speak only as of the date of this press release. The Partnership and Operating Partnership undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

DCP Midstream Investor Relations:

Sarah Sandberg

(303) 605-1626

Source: DCP Midstream, LP